EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 30, 2022, with respect to the consolidated financial statements and schedules included in the Annual Report of Ferrellgas Partners, L.P. on Form 10-K for the year ended July 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Ferrellgas Partners, L.P. on Forms S-3 (File No. 333-121350, File No. 333-115765, File No. 333-204620, File No. 333-130193, File No. 333-134867, and File No. 333-207227), on Forms S-4 (File No. 333-197308 and File No. 333-219218) and on Forms S-8 (File No. 333-84344 and File No. 333-87633).

/s/ GRANT THORNTON LLP

Kansas City, Missouri

September 30, 2022